Exhibit 10.1

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of January 5, 2018 (the “Effective Date”), by and between Meridian Waste Missouri, LLC, a Missouri limited liability company (“Buyer” or “Purchaser”), Keith A. Wilson, as Trustee of the Keith A. Wilson Living Trust dated January 31, 2008 (“Seller”) and Keith A. Wilson, individually, a resident of the State of Missouri (“Guarantor”). Buyer, Seller and Wilson are referred to collectively herein as the “Parties” and each a “Party.”

BACKGROUND FACTS

Seller owns all legal and beneficial right, title and interest in and to all of the issued and outstanding membership interests of Wilson Waste Systems, LLC, a Missouri limited liability company (“Company”).

The Company owns a residential, commercial roll-off, and front load solid waste collection, transportation and disposal business, (the “Business”), together with all applicable state and local Permits, Governmental Authorizations, Consents, Approvals, licenses, and any other permits and approvals necessary or required to own and operate the Business.

Buyer desires to purchase and acquire from Seller all of the issued and outstanding membership interests of the Company, and Seller desires to sell all of the issued and outstanding membership interests of the Company to Buyer, all in accordance with the terms and conditions set forth in this Agreement.

Guarantor, as primary beneficiary of Seller shall be materially benefitted by Buyer’s performance of its obligations hereunder and has agreed to be bound by certain provisions of this Agreement.

RECITAL OF CONSIDERATION

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1
DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1.

1.2 Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.3 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

1.4 Incorporation by Reference. The Parties agree that the Background Facts set forth above are true and correct and are hereby incorporated herein by this reference.

Section 2
PURCHASE OF THE MEMBERSHIP INTERESTS FROM THE SELLER

2.1 Purchase and Sale of Membership Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the membership interests in the Company, free and clear of all Liens (the “Membership Interests”), for the consideration specified in Section 2.2.

2.2 Consideration. For and in consideration of the sale, assignment, transfer and conveyance of the Membership Interests by Seller, Buyer agrees to pay to Seller, as follows (the “Purchase Price”):

(i) At the Closing, Three Million Six Hundred Fifty Five and no/100 Dollars ($3,655,000.00), less applicable deductions, shall be delivered by Buyer to Seller by wire transfer pursuant to the wiring instructions set forth on Schedule 2.2(i) (“Wiring Instructions”);

(ii) The Purchase Price shall be allocated in accordance with Schedule 2.2(ii) After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.2(ii) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.3 Closing Date. Unless Buyer and Seller otherwise agree, the purchase and sale of the Membership Interests will take place on December 27, 2017, by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Richard J. Dreger, located at 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia 30076. Upon facsimile or other electronic exchange of the executed Closing documents, and written confirmation that originals will be delivered to the receiving party the next business day along with authorization to release same from escrow, Buyer will initiate the wire transfer of the Purchase Price (such date to be referred to as the “Closing Date” or “Closing”). At Closing, all of Seller’s right, title and interest in and to the Membership Interests and in any such right, title or interest that Seller may have or had with respect to the Business will be transferred and conveyed to Buyer free and clear of all Liens.

2.4 Payment of Current Seller Liabilities; Retained Liabilities.

(a) Schedule 2.4 (to be updated immediately prior to Closing) lists (i) the amount of the aggregate Indebtedness of the Company outstanding on the Closing Date all of which is to be paid at the Closing together with all prepayment penalties and costs incurred or to be incurred in connection with the repayment of any such Indebtedness; (ii) the aggregate amount of all undischarged judgments against the Company; (iii) the aggregate amount of all obligations secured by Tax liens against the Company, (iv) the total of the aggregate mortgage debt secured by, and the judgment liens encumbering, and the federal Tax liens filed against, any of the Assets, including the Properties, (v) the amount of any and all Liabilities or obligations of the Company pursuant to any employment Contract, severance agreement or Contract, any bonus program or plan, all Employee Benefit Plans and all other employee benefit plans and other employee benefits, and any Liability relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the current or former employees of the Company; (vi) any Liability arising out of or relating to services performed by the Company in connection with the Business before the Closing Date; (vii) any Liability under any Company Contract that arises after the Closing Date out of or relating to any Breach or other action that occurred before the Closing Date; (viii) any Liability under any Excluded Contract; (ix) any Liability for Taxes including (A) any Taxes relating to or arising as a result of the operation of the Business prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Membership Interests pursuant to this Agreement, excepting Seller’s federal or state tax liabilities arising from the sale of the Membership Interests, and (C) any deferred Taxes of any nature; (x) any Environmental, Health and Safety Liability arising out of or relating to the operation of the Business and the operation and occupation of the Properties or the leasing, ownership or operation of any Asset; (xi) (A) any Liability under any employment, severance, retention or termination agreement with any employee of the Company, (B) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer; and (C) any Liability to indemnify, reimburse or advance amounts to any officer, director, member, manager, employee or agent of the Company; (xii) any Liability arising out of any Proceeding or Current Litigation with respect to the Company, the Business or the Assets, (xiii) any Liability arising out of or resulting from either Seller’s or the Company’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; (xiv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; (xv) any Liability of Seller or the Company based upon Seller's acts or omissions, or the Company’s acts or omissions occurring after the Closing Date; (subsections (i)-(xvi), collectively “Current Seller Liabilities” and each a “Current Seller Liability”). Schedule 2.4, when delivered and updated at Closing by the Parties, will include wire transfer instructions for creditors holding Indebtedness, any Current Seller Liabilities, and any other Seller Liabilities, and attached to Schedule 2.4 will be pay-off letters or instructions from such creditors in the form acceptable to Buyer, provided, however, that ordinary trade debt and liabilities for debts incurred prior to Closing but not received by the Company as of Closing (“Post Closing Ordinary Trade Debt”) will be paid by Seller by check immediately following Closing, but in no event later than ten (10) days after the Company shall have received same.

(b) Prior to or at the Closing (with the exception of Ordinary Trade Debt), Seller will pay all Current Seller Liabilities not previously discharged by Seller by deduction from the Purchase Price closing payment described in Section 2.2(a) above and pursuant to pay-off letters or instructions from such creditors in the form acceptable to Buyer. Following the Closing, Seller will promptly obtain a release and discharge of all Indebtedness and all Current Seller Liabilities and will file all applicable lien discharges and releases from such creditors and deliver copies of such filings to Buyer. In addition, at Closing, Seller shall also pay by deduction from the Purchase Price the (i) closing payment described in Section 2.4(a) above, (ii) all Indebtedness and Liabilities of every kind or nature of the Company or the Seller, including Current Litigation Matters; (iii) all Liabilities, costs, fees and expenses associated with, resulting from or associated with any Proceeding or other litigation matter of the Company or the Seller; and (iv) all Indebtedness and Liabilities of every kind or nature of the Company or the Seller not disclosed on Schedule 2.4; (collectively, subsections (i) – (iv) and the Current Seller Liabilities, the “Retained Liabilities”). All such Retained Liabilities shall remain the exclusive responsibility of Seller and will be assigned to, retained, paid, performed and discharged exclusively by Seller and will not be retained by the Company nor assumed or acquired by, or conveyed or transferred to, Buyer or any Related Person of Buyer. Seller shall at all times indemnify, defend and hold Buyer and any Related Person of Buyer and the Company harmless from and against any claim or liability arising from the Retained Liabilities and Current Seller Liabilities.

2.5 Closing Obligations.

(a) Deliveries by Seller. At the Closing, Seller will deliver to Buyer: (i) the various certificates, instruments, and documents referred to in Section 6.1; and (ii) certificates representing all of the issued and outstanding Membership Interests of the Company, endorsed in blank or accompanied by duly executed assignment documents in form and substance approved by Buyer.

(b) Deliveries by Buyer. At the Closing, Buyer will deliver to Seller: (i) the various certificates, instruments, and documents referred to in Section 6.2; and (ii) the applicable consideration specified in Section 2.2.

2.6 Retained Assets. Specifically excluded from the transaction contemplated by this Agreement shall be those items listed on Schedule 2.6 which identifies certain assets to be distributed from the Company to Seller or Guarantor at Closing.

2.7 Closing Costs; Expenses.

(a) Seller agrees to pay all documentary stamp tax or other transfer taxes relating to the transfer of the Membership Interests to Buyer within the State of Missouri. Seller shall be solely responsible for all State or Federal income Taxes or similar Taxes imposed on Seller as a result of the Contemplated Transactions. Seller acknowledges and agrees that neither the Buyer nor the Company shall have a duty or obligation to pay any Taxes attributable to Seller as a result of the purchase and sale of the Membership Interests.

(b) Each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such Party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

Section 3
REPRESENTATIONS AND WARRANTIES CONCERNING
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS OF THE COMPANY

3.1 Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller and Guarantor represent and warrants to Buyer that the following are true as of the date of this Agreement and will be true as of the date of Closing:

(a) Organization of Seller. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. A true and correct copy of the Keith A. Wilson Living Trust Agreement dated January 31, 2008, and all amendments thereto (the “Trust Agreement” are attached hereto as Schedule 3.1(a). The Trust Agreement is in full force and effect.

(b) Authorization of Transaction. Seller has full power and legal capacity to execute and deliver this Agreement, and all other agreements and written instruments to which Seller is a party as contemplated hereby, and to perform their obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller. Seller has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Seller in connection with the Contemplated Transactions, and to perform its obligations under this Agreement and all such other agreements, documents and written instruments.

(c) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor Seller’s performance of and compliance with the terms and provisions contemplated hereby (i) will conflict with, violate, or result in a Breach of any of the terms, covenants, conditions, or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, Consent or Governmental Authorization of any Governmental Body directed to, or binding on Seller, (ii) will conflict with, violate, result in a Breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which, Seller is a party or by which Seller is or may be bound or to which any of their properties or assets is subject, (iii) will conflict with, violate, result in a Breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any Consent under any indenture, mortgage, lease agreement, or instrument to which either Seller is a party or by which Seller or Seller’s property or assets is or may be bound, or (iv) will result in the creation or imposition of any Lien upon any of the Properties or Assets of the Company, or upon the Membership Interests, or cause Buyer (or any Related Person thereof) or the Company to become subject to, or to become liable for the payment of, any Tax.

(d) Consents; Governmental Authorizations. Except as set forth on Schedule 3.1(d), Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller under this Agreement or the consummation by Seller of any transaction contemplated hereby has been completed, made, or obtained on or before the Closing Date.

(e) Litigation. Except as set forth in Schedule 3.1(e), there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of their properties, assets, rights, or business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Seller’s ability to perform their obligations under this Agreement or to have a Material Adverse Effect on the Company; and Seller has not received any currently effective notice of any default; and Seller is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on the Company.

(f) Brokers’ Fees. Except as set forth on Schedule 3.1(f), Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

(g) Membership Interests. As of the Closing Date, Seller holds and will hold of record and own and will own beneficially all of the issued and outstanding Membership Interests of the Company as described in Section 4.2, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Membership Interests or other equity interests of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests of the Company. At Closing, upon payment of the Purchase Price as herein provided pursuant to Section 2.2, good and valid title to the Membership Interests described in Section 4.2 will pass to Buyer, free and clear of all Liens, restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

(h) Valid Offering. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2(g), the offer, sale, and issuance of the Membership Interests of the Company as contemplated herein will be exempt from the registration requirements of the Securities Act, and will be exempt from registration and qualification under the registration or qualification requirements of all applicable state securities laws. Seller has not taken and will not take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2(g), the offer, sale, exchange, and issuance of the Membership Interests of the Company as contemplated herein will comply with all applicable Legal Requirements.

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete:

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

(b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement, and all other agreements and written instruments to which Buyer is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer. Buyer has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Buyer in connection with the Contemplated Transactions, and to perform its obligations under this Agreement and all such other agreements, documents and written instruments.

(c) Notices and Consents. Except as set forth on Schedule 3.2(c), Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.

(d) Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its properties, assets, rights, or business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement; and Buyer has not received any currently effective notice of any default; and Buyer is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Buyer’s ability to perform its obligations under this Agreement.

(e) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

Section 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Seller and Guarantor represent and warrant to Buyer that the statements contained in this Section 4 are true, correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

4.1 Organization, Qualification, and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Missouri. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full power and authority and all licenses, Consents, permits, Approvals, and authorizations necessary to carry on the Business in which the Company is engaged and to own and use the Property owned and used by the Company. Schedule 4.1 lists the members, managers, directors and officers of the Company. Seller has delivered to Buyer correct and complete copies of the Organizational Documents of the Company (as amended to date). Seller has delivered to Buyer the minute books (containing the records of any meetings of the members), the membership unit or interest certificate books, and the membership units or interests record books of the Company all of which are correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents.

4.2 Capitalization. All of the Membership Interests have been duly authorized, are validly issued, fully paid, and nonassessable. The Membership Interests are held of record by the Seller free and clean of any restriction on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (except restrictions under the Securities Act and state securities laws). Except as set forth on Schedule 4.2, no other Person has any right, title or interest in or to the Membership Interests or any other equity interest of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests or any other equity interest or other security. There are no outstanding or authorized appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests or units of the Company. Schedule 4.2 contains and complete and accurate capitalization of the Company and the respective ownership of the Membership Interests by the Seller. The Seller is the sole member of the Company.

4.3 No Conflict; Consents.

(a) Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by Seller, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of the Company, or contravene any resolution adopted by the officers, managers, or members of the Company; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which the Company may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of the Company or that otherwise relates to the Company or their Assets, Properties or the Business of the Company; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which the Company are a party or by which the Company is bound; or (vi) result in the imposition or creation of any Lien on any of the Company’s Business, or Assets, including the Properties.

(b) Except as set forth on Schedule 4.3(b), the Company is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Business of the Company either before or after Closing and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to the Company that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

4.4 Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

4.5 Books and Records. The books of and records of the Company as well as all books of account, financial statements and other financial records of the Company, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the Income Tax Basis of Accounting.

4.6 Title to Assets. The Company has good and marketable title to all of the Assets, free and clear of all Liens. Other than a leased 2018 Freightliner truck, and a month-to-month verbal lease for offsite storage the Assets are not leased and no Seller has otherwise granted to any Person the right to use, operate or own the Assets or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of Assets, or any portion thereof, or interest therein. The Assets of the Company constitute all the Assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Company and include all of the operating assets of the Company.

4.7 Description of Assets. The assets of the Company constitute only (a) the Company Contracts, (b) the Permits, Approvals, Consents, Governmental Authorizations, licenses and other permits and approvals obtained to date by the Seller or that will be obtained by Seller prior to Closing to conduct the Business, including all right, title and interest thereto, as set forth on Schedule 4.7(b), (c) all data, documentation, books and records related to the Business, or the ownership, operation, construction or development thereof, or used or useful in the permitting, siting, ownership, construction, operation and development of Business; (d) all Intangible Personal Property, (e) the Tangible Personal Property listed on Schedule 4.7(d), and (f) the Intellectual Property Assets (collectively, the “Assets”). Complete and correct copies of all the documentation related to the Assets have been provided to Buyer. The Company owns no other assets.

4.8 Condition of Tangible Personal Property. Except as disclosed on Schedule 4.8, (a) each item of Tangible Personal Property (including motor vehicles, scales, compactors, and bailers and all Tangible Personal Property set forth on Schedule 4.8) is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, is free from latent and patent defects and is being operated and maintained in all material respects in accordance with industry standards and prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans, and (b) no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property owned or leased by the Company is and will be as of Closing in the possession of the Company.

4.9 Subsidiaries. The Company does not own, and nor has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.10 No Adverse Change. Other than as set forth on Schedule 4.10, since the formation of the Company, there has not been any Material Adverse Change in the Business, operations, prospects, Assets, results of operations or condition (financial or other) of the Company, and, to the Knowledge of Seller, no event has occurred or circumstance exists that may result in such a Material Adverse Change. Neither Seller nor the Company has received any notice or other communication (written or oral) from any Governmental Body or any other Person regarding the ability of the Company to own or operate the Business or the Assets, or the intention of any Governmental Body to challenge or oppose the Buyer’s ownership or operation of the Business or the Assets. No action has been taken by the Seller, the Company or any other officer, director, manager, or member that would have a Material Adverse Effect on the Company or the Contemplated Transactions or the Business, and the Company has conducted the Businesse only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since January 1, 2017:

(a) The Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible;

(b) except for the Company Contracts and a verbal month-to-month lease for offsite storage and except as set forth on Schedule 4.10(b), the Company has not entered into any agreement, Contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c) except as set forth on Schedule 4.10(c), no party (including the Company) has accelerated, terminated, modified, given rise to a notice of default, or cancelled any agreement, Contract, lease, Permit, Governmental Authorization, or license (or series of related agreements, contracts, leases, and licenses) to which the Company are a party or by which they is bound or which affect the Company and their Assets and Business;

(d) the Company has not granted any Liens upon any of its Assets, tangible or intangible;

(e) except as set forth on Schedule 4.10(e), the Comapny has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) the Company has notmade any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) except as set forth on Schedule 4.10(g), the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) there has been no acceleration of Accounts Receivable, (ii) delay or postponement of the payment of accounts payable or other Liabilities, or (iii) change in any material respect in the Company’s practices in connection with the payment of accounts payable in respect of purchases from suppliers;

(i) the Company has not have cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) or suffered any extraordinary loss;

(j) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

(k) except as set forth on Schedule 4.10(k), there has been no change made or authorized in the Organizational Documents of the Company;

(l) the Company has not issued, sold, pledged or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of equity interests or securities;

(m) the Company has declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property and Assets, including any Business;

(o) except as set forth on Schedule 4.10(o), the Company has not made any loan to, or entered into any other transaction with, any of its members, managers, officers, directors, or employees;

(p) the Company has not entered into any employment Contract, severance or other benefit agreement, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(q) the Company has not granted any increase in the base compensation of any of its officers, directors, members, managers or employees outside the Ordinary Course of Business;

(r) the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, officers, directors and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) the Company has not made any other change in employment terms for any of its directors, officers, members, managers and employees outside the Ordinary Course of Business;

(t) the Company has not made or pledged to make any charitable or other capital contribution;

(u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(v) except as set forth on Schedule 4.10(v), the Company has not discharged, in whole or in part, a material Liability or Lien outside the Ordinary Course of Business

(w) there has been no indication by any customer or supplier of the Business of an intention to discontinue or change the terms of its relationship with the Company or the Business;

(x) the Company has not disclosed any Confidential Information;

(y) other than a change between 2007 and 2008 from partnership taxation to taxation as a subchapter S corporation, there has been no change in the accounting methods, principles or practices for financial accounting with respect to the Company or for IRS reporting purposes; and,

(z) neither the Seller nor the Company has committed to do any of the foregoing.

4.11 Undisclosed Liabilities; Financial Statements; Accounts Receivable.

(a) Except as specifically disclosed on Schedule 4.11(a), the Company has not incurred any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for the Current Seller Liabilities and Retained Liabilities to be paid by Seller at Closing pursuant to Section 2.4 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of contract, Breach of warranty, tort, infringement, or violation of any Legal Requirement.)

(i) Schedule 4.11(b) sets forth the following financial statements (collectively, the “Financial Statements”): (a) the 1120 S Federal income tax return for the fiscal year ended December 31, 2016 (the “Most Recent Fiscal Year End”) for the Company; and (b) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine (9) months ended September 30, 2017 (the “Most Recent Fiscal Month End”), for the Company. In addition, within 30 days following Closing, Sellers will provide Buyer with the Closing Balance Sheet in accordance with Section 6.1(j). The Closing Balance Sheet and the Financial Statements (including the notes thereto) have been prepared in accordance with the Income Tax Basis of Accounting applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(b) All Accounts Receivable that are reflected in the Financial Statements and/or in the business records of the Company represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. There is no contest, defense or right of set-off currently being claimed or, to the Knowledge of Seller, expected to be claimed, by any account debtor with respect to any Account Receivable, or any part thereof. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be current as of the Closing Date

4.12 Permits.

(a) Schedule 4.12(a) contains (i) a complete and accurate list of all permits, licenses, Consents, Governmental Authorizations and Approvals owned by the Company that are necessary or required to own, construct, operate and develop the Business, the Assets and the Properties (collectively, the “Permits”). Schedule 4.12(a) also contains a complete and accurate list of all permits, Governmental Authorizations, Consents, licenses, and approvals for which the Company or Seller have made application with respect to the ownership, operation, construction, and development of the Business and the Properties where such application is still pending as of the date hereof and at Closing. The Company has not received any notice (written or oral) from any Governmental Body of rejection of any such application or any notice (written or oral) that any such application is being considered for rejection. Each Permit is valid and in full force and effect. The Permits listed or required to be listed in Schedule 4.12(a) and 4.7(c) collectively constitute all of the Permits necessary or required to permit the Company to lawfully conduct and operate each Business on each Property in accordance with all Legal Requirements. The Company is, and at all times has been, in full compliance with all of the terms and requirements of each Permit listed or required to be listed in Schedule 4.12(a) and 4.7(c).

(b) Seller has delivered, or has caused to be delivered, to Buyer (or its Representatives) copies of (i) all Permits and Approvals and applications therefor referred to above in this Section 4.12 and in Section 4.7, and (ii) all other correspondence between Seller or the Company (or their Representatives) and the applicable Governmental Bodies in connection with such Permits and applications therefor.

(c) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed in Schedule 4.12(a) and 4.7(c) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit or Approval.

(d) Neither Seller nor the Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

(e) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.12(a) and 4.7(c) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

4.13 Governmental Authorizations.

(a) Schedule 4.13(a) contains a complete and accurate list of each Governmental Authorization (including document title or name, issuing authority and identifying number) held by the Company or the Seller that relates in any way to the Company, the Assets, including the Properties, or the Business. Seller has delivered to Buyer a true and complete copy of all such Governmental Authorizations. Each Governmental Authorization listed or required to be listed on Schedule 4.13(a) is valid and in full force and effect. The Company has at all times since the formation of the Company been in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.13(a). No event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.13(a), or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.13(a).

(b) Neither the Company nor the Seller has received at any time since the formation of the Company any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization relating to any Company, any Business or the Assets, including any Property, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization relating to the Company, the Business or the Assets, including the Properties. Any registration, declaration, or filing with, or Consent, or other Governmental Authorization or order by, any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller and the Company under this Agreement, or the consummation by Seller of any Contemplated transaction under this Agreement, has been or will be completed, made, or obtained on or before the Closing Date.

(c) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.13(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(d) The Governmental Authorizations listed or required to be listed on Schedule 4.13(a) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully own, operate, construct and develop each Business on each Property and to otherwise operate and conduct the Business in the manner in which the Company is currently conducted. Such Governmental Authorizations also collectively constitute all of the Governmental Authorizations necessary to permit the Company to own, occupy, operate, improve, develop and use the Assets, including the Properties, and the Business in the manner in which the Company currently owns, occupies, operates, improves, develops and uses the Assets, including the Properties and operate the Business, and are valid and in full force and effect

4.14 Compliance With Legal Requirements.

(a) To the Seller’s Knowledge, except as set forth in Schedule 4.14: (i) the Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of their Assets, including the Properties; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Company of, or a failure on the part of any Company to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of any Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) neither the Seller nor the Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

4.15 Tax Matters.

(a) Other than calendar year 2007, from the date of its organization, the Company has been taxed and treated as a subchapter S corporation under the Code for federal and/or state income tax purposes.

(b) The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company. As of the Closing Date, the Company will have paid all Taxes (other than Taxes not yet due and payable) and with respect to any Taxes that are not yet due and payable as of the Closing Date, the Company has adequately reserved for such Taxes, except as described on Schedule 4.15(a).

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(d) Neither Seller, nor any member, manager, director or officer (or employee responsible for Tax matters) of the Company, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company.

(e) Schedule 4.15(e) sets forth all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after the formation of the Company, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since the formation of the Company.

(f) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Schedule 4.15(i) sets forth the tax basis of the Company in its depreciable assets as of December 31, 2016, the most recent practicable date, as well as on an estimated pro forma basis immediately prior to the Closing (without giving effect to the consummation of the Contemplated Transactions).

(j) Except as set forth on Schedule 4.15(i), the unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end of the Company, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet of the Company and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the most recent balance sheet of the Company, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

4.16 Intentionally Deleted.

4.17 Conveyance of Entire Interest In the Company and the Assets. At Closing, all of Seller’s right, title and interest in and to the Membership Interests and in such right, title or interest that Seller may have or had with respect to the Business and the Assets, will be transferred and conveyed to Buyer free and clear of all Liens.

4.18 Contracts.

(a) The only Contracts to which any Company is a party are described in Schedule 4.18(a) (“Company Contracts”), and correct and complete copies of all such Contracts have been provided to Buyer.

(b) The Seller does not have and may not acquire any rights under any Company Contract, and Seller does not have and will not become subject to any obligation or Liability under any Company Contract, that relates to the Business of the Company.

(c) Except as set forth on Schedule 4.18(c), the Company Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) none of the Company Contracts will upon completion or performance thereof have a Material Adverse Effect on the Business, Assets or condition of the Company or the ownership, operation, construction and development of the Business by the Company; (iii) the Company is, and at all times has been, in compliance with all applicable terms and requirements of the Company Contracts; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Company Contracts; (v) no party to the Company Contracts has threatened to terminate its business relationship with the Company for any reason; (vi) Neither Seller or any Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of any Company Contract; and (vii) no event has occurred or circumstance exists under or by virtue of any Company Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Assets. Following Closing, Buyer shall be responsible for the performance of the Company Contracts.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under the Company Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) The Company Contracts relating to the sale or provision of services by the Company has been entered into in the Ordinary Course of Business of any Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(f) Seller has provided to Buyer a complete list of the recurring customers of the Business, whether or not such recurring customers are bound by a written contract or agreement with the Company.

4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

4.20 Litigation. Except as set forth in Schedule 4.20 (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), there is no pending or, to Seller’s Knowledge, threatened Proceeding: (i) by or against the Company; (ii) that otherwise relates to or may affect the Business of, or any of the Assets owned or used by, the Company; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, the Business or the Assets, or the ownership, construction, development, or operation of the Hauling Company Business by the Company. No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding. Except as set forth in Schedule 4.20, (i) there is no Order to which the Company, its Business or any of the Assets is subject or that in any way relates to or could reasonably be expected to affect the Company, the Business or the Assets, or the ownership, construction, development, or operation of the Company’s Hauling Company Business; and (ii) no officer, director, member, manager, agent or employee of the Company is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business of the Company. Except as set forth on Schedule 4.20, (i) Seller and the Company are, and at all times have been, in compliance with all of the terms and requirements of any Order, (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order, and (iii) neither Seller nor the Company has received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.

4.21 Employees. Schedule 4.21 sets forth for all employees of the Company: the (i) name, (ii) job title, (iii) date of hiring or engagement, (iv) date of commencement of employment or engagement, (v) current compensation paid or payable and any change in compensation since the formation of the Company, (vi) sick and vacation leave that is accrued but unused, (vii) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee benefit plan and No retired employees of the Company, or their dependents, are receiving benefits or are scheduled to receive benefits in the future from the Company. No officer, director, agent, member, manager, employee, consultant, or independent contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, member, manager, agent, employee, consultant, or independent contractor (a) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business of the Company or (b) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. No former or current officer, director, member, manager, agent, employee, consultant, or independent contractor of the Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Company to conduct the Business as heretofore carried on by the Company. All salaries, wages and other compensation and benefits payable to each officer, director, agent, member, manager, employee, consultant, or independent contractor of the Company has been accrued and paid by the Company when due for all periods through the Closing Date, will have been paid by the Company when due for all periods through the Closing Date. The employment of each employee who is employed by the Company can be terminated by the Company upon not more than fourteen (14) days’ notice without severance, penalty or premium, other than payment of accrued salaries, wages and vacation benefits. The Company do not own or maintain any Employee Benefit Plan pursuant to which any employee or former employee is entitled to benefits that the Company maintains, to which any Company contributes or has any obligation to contribute, or with respect to which any Company has any Liability or potential Liability. Neither Seller nor any Company has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

4.22 Labor Disputes; Compliance.

(a) The Company has complied in all respects at all times with all Legal Requirements, including all Occupational Safety and Health Laws, relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes, collective bargaining and other requirements under applicable Legal Requirements. The Company is not liable for the payment of any Taxes, including any social security and similar Taxes, fines, penalties, interest, back wages, front pay, liquidated or compensatory damages, exemplary damages or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) The Company has not been, and is not now, a party to any collective bargaining agreement or other labor Contract. There has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company. No event has occurred or circumstance exists that could provide the Basis for any work stoppage or other labor dispute. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not overtly threatened any Proceeding, charge, grievance proceeding or other claim against or affecting the Company (or any director, officer, manager, member or employee thereof) relating to the actual or alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting the Company or the Business. There is no organizational activity or other labor dispute against or affecting the Business or the Company and no application or petition for an election of or for certification of a collective bargaining agent is pending. No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon the Company or the conduct of the Business. Neither the Company nor the Seller has been served notice of, and Seller and the Company do not otherwise have Knowledge of, any grievance or arbitration Proceeding by any employee of the Company that might have an adverse effect upon the Company, the Assets or the conduct of the Business. There has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against the Company with the Equal Employment Opportunity Commission or similar Governmental Body. There is no lockout by the Company of any employees of the Company, and no such action is contemplated by Seller or the Company.

4.23 Employee Benefits. The Company does not own or maintain any Employee Benefit Plan pursuant to which any employee or former employee is entitled to benefits that the Company maintains, to which the Company contributes, or has any obligation to contribute, or with respect to which the Company has any Liability or potential Liability. The Company maintains, a health and dental plan for its employees and has provided Seller with details regarding employee participation and contribution to such plans.

4.24 Guaranties. Except as set forth on Schedule 4.24, the Company is not a guarantor and is not otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

4.25 Environmental Matters.

(a) Other than petroleum products and other supplies commonly used to operate and maintain motor vehicles and except as disclosed on Schedule 4.25, (i) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws; (ii) the Properties do not now contain nor have the Properties contained any underground storage tanks or Hazardous Material; (iii) neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws; and (iv) the Company has not assumed, has the Company otherwise become subject to, any Liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws.

(b) Except as disclosed on Schedule 4.25, (i) the Company has complied in all respects, and are presently in compliance in all respects, with all applicable Environmental Laws pertaining to the ownership and operation of the Assets, the Properties and the Business, (ii) neither Seller nor the Company has received any communication alleging that they are not in compliance with any Environmental Law, (iii) neither Seller nor the Company has taken any action that could reasonably result in any Liability (other than minor Liabilities of nominal or no financial or other consequence) relating to (1) the environmental conditions on, under, or about the Properties or any real property that is presently owned, leased or otherwise used by any Company, or upon which the Company locates its Tangible Personal Property; or (2) the present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Material. There are no pending or threatened Proceedings of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Company, the Business, the Properties or any of the Assets of the Company.. No unacceptable material has deposited or buried on or under the Properties in violation of any Permit, Governmental Authorization or Legal Requirement; no toxic wastes or Hazardous Materials have been deposited, disposed of, stored, generated or released on or from the Properties.

4.26 Certain Business Relationships with the Company. Except as disclosed on Schedule 4.26, neither Seller, nor their Related Persons, nor the officers, directors, managers, members and employees of the Company have been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and neither Seller, nor their Related Persons, nor the officers, directors, employees, members, managers, directors and officers of the Company owns any asset, tangible or intangible, which is used in the Business of the Company. Neither the Company nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Company nor any Seller nor any Related Person of any of them owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions disclosed in Schedule 4.26, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. Except as set forth in Schedule 4.26, neither the Company nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Company, nor the Seller nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, the Company.

4.27 Intellectual Property. Schedule 4.27 contains a complete and accurate list and summary of all Intellectual Property owned or possessed by the Company, or which the Company has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the Business of the Company as presently conducted. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. The Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens. The Company has the right to use all of the Intellectual Property Assets without payment to any third party. The Company owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission or free and unrestricted availability to general public all of the Intellectual Property Assets used by the Company. The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller, nor the Company, or their respective members, managers, directors and officers and employees has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of the Company.

4.28 Insurance. Schedule 4.28 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years (“Insurance Policies” and “Insurance Policies”): (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; (c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. Such Insurance Policies constitute all insurance policies necessary or required to own and operate the Assets, , the Business and the Company, and constitute policies of insurance of the type and in the amounts customarily carried Persons conducting business or assets similar to the Business and Assets of the Company. True, correct and complete copies of the Insurance Policies have been furnished to Buyer. With respect to each such Insurance Policy: (i) the Insurance Policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the Insurance Policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (iii) neither the Company nor any other party to the policy is in Breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a Breach or default, or permit termination, modification, or acceleration, under the Insurance Policy; and (iv) no party to any Insurance Policy has repudiated any provision thereof. All premiums due and payable on any of Insurance Policies or renewals thereof have been paid or will be paid timely through the Closing Date. Neither Seller nor the Company has received any notice of cancellation or non-renewal of any Insurance Policy nor, to the Knowledge of Seller, is the termination of any such policies threatened. Neither Seller nor the Company has received any notice of cancellation or non-renewal of any Insurance Policy nor, to the Knowledge of the Seller, is the termination of any such Insurance Policies threatened. Neither the Seller nor the Company has received any notice from the insurer denying coverage or reserving rights with respect to a material claim currently pending under any Insurance Policy or with respect to any Insurance Policy in general. The Company has not incurred any material loss, damage, expense or Liability that was or would be covered by any Insurance Policy for which it has not properly asserted a claim under any Insurance Policy and which has been paid in an amount equal to the full claim made or pending. The Company has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the Business in which it has engaged. Schedule 4.28 describes any self-insurance arrangements affecting the Company.

4.29 Corrupt Practices. Except in compliance with all Legal Requirements, neither the Seller, the Company, nor any of their Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, Representatives or agents of any customers of Seller or the Company for the purpose of attracting business to Seller or the Company or (b) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

4.30 Disposal Agreements. The Company is not a party to, nor is bound by, any Contract, undertaking, obligation, responsibility or other agreement which requires any solid waste (of any class) collected by any Company to be deposited in any landfill or transferred through any transfer station or other disposal facility, requires any Company to deposit any such solid waste at the Properties or mandates the terms and conditions pursuant to which the Company will accept any such solid waste at the Properties. The Company is not bound by any disposal contract, put or pay contract or other agreement or undertaking which after Closing will restrict the Company in any way from depositing, transferring or delivering any solid waste to the Properties or any other solid waste disposal, processing or transfer facility selected by the Company.

4.31 Solvency. Neither Seller nor the Company is not Insolvent and neither the Seller nor any Company has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause the Company to become Insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

4.32 Disclosure.

(a) No representation or warranty or other statement made by Seller in this Agreement, the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller has no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Schedules.

Section 5
COVENANTS

5.1 General. The Parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 or unless such cost or expense is the obligation of the non-requesting Party under this Agreement). Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), Permits, Governmental Authorizations, certificates of title, agreements, Company Contracts, Organizational Documents, financial data and all other documents of any sort relating to the Company (all of the forgoing, the “Company Documents”).

5.2 Inspection Period. Any any time prior to Closing (the “Inspection Period”), Buyer shall have the right to physically inspect the Assets, including the Properties, and the Company Documents and to conduct its due diligence with respect to the Assets, including the Properties, the Business and the Company. Buyer and Buyer’s officers, directors, employees, consultants, agents and attorneys and other authorized representatives, shall have the right to reasonable access to the Assets, the Properties and Company Documents and to all records of Seller and the Company related thereto, including without limitation title information, property information, surveys, maintenance records, environmental assessment reports, engineering reports and any other information of the Company, the Business and the Assets, at reasonable times during the Inspection Period for the purpose of inspecting the Assets, including the Properties, and the Business, and conducting all studies, tests, inspections and measurements of all kinds as deemed necessary by Buyer, reviewing the books and records of Seller and the Company concerning the Company, the Business and the Assets, including the Properties, and otherwise conducting its due diligence review of the Company, the Business, and the Assets, including the Properties. Seller shall cooperate with and assist Buyer in making such inspections and reviews and in obtaining copies of any documentation related to the Company, the Business, and the Assets and Properties, including the review and inspection of any and all Permits, Approvals, Consents, licenses, Governmental Authorizations and other permits and approvals necessary or required for the Company to own, operate, construct and develop the Business and in accordance with such other applicable local, state and federal Legal Requirements. Seller shall make available to Buyer such of the foregoing as may be in Seller’s possession, or the Company’s possession, in order to facilitate Buyer’s due diligence. Seller shall give Buyer any authorizations which may be required by Buyer in order to gain access to records or other information pertaining to the Company, the Assets, including the Properties, and the Business, or the use thereof maintained by any third party, Governmental Body or organizations. Buyer shall, prior to the expiration of the Inspection Period, notify Seller of any Company Contract that Buyer does not wish for any Company to continue to be a party thereto and be bound thereby (“Excluded Contracts”).

5.3 Intentionally Omitted.

5.4 Transition.

(a) Seller and its Related Persons will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, vendor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company or Seller prior to the Closing. The Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of business operations between the Parties. In such regard, Seller will provide Buyer with all information and systems support in connection with the operation of the Company and the Business. Such assistance shall include electronic, computer and other system assistance. Seller will refer all customer inquiries relating to the Business of the Company to Buyer from and after the Closing.

(b) For a period of thrity (30) business days after Closing (the “Transistion Period”), the Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of the operations of the Business. In such regard, during the Transistion Period, Seller and Guarantor will provide Buyer with reasonable billing and other information systems support in connection with the operation by Buyer of the Business. Such assistance shall include electronic, computer and other system assistance. Seller and Guarantor also agree to advise and assist Buyer with respect to any and all local community and government programs, Proceedings, introductions, and arrangements relating to the Business. Seller and Guarntor will cooperate with and assist Buyer with any submission of any proposals to any Governmental Bodies and to provide the services necessary to procure all Permits, Approvals, Governmental Authorizations, Contracts, orders, Consents, licenses, assignments, and approvals from the State of Missouri for the Company to have the right to own, operate, construct, and develop the Business in the Buyer’s sole discretion, including without limitation, assistance with the completion of all applicable filings, submissions, registrations and all other requirements relating thereto, and attendance at all meetings, public hearings and any other Proceedings with applicable Governmental Bodies, or their Representatives, at Buyer’s request. During the Transistion Period , Seller and Guarantor will agree to devote the time and attention necessary to the business and affairs of Buyer and the Company, and shall give Buyer the benefit of Seller and Guarnator’s special knowledge, skill and business expertise to promote the Buyer’s and the Company’s business interests in the marketplace. All services to be provided to Buyer, and the Company, as applicable, and all actions taken by Seller and Guarantor will be in accordance with all Legal Requirements. The services to be provided by the Seller and Guarantor to Buyer and the Company pursuant to this Agreement shall be exclusive to Buyer and the Company, and neither Seller nor Guarantor will provide, either directly or indirectly, similar services to any other Person.

5.5 Confidentiality.

(a) Seller hereby acknowledges and agrees that, through its ownership or operation of the Company, has occupied positions of trust and confidence with respect to the Company and the Business up to the date hereof and has had access to, and has become familiar with, the confidential and non-public information of the Company and the Business any and all other confidential or proprietary information concerning the affairs or conduct of the Company and the Business prior to the date hereof, whether prepared by or on behalf of the Seller or the Company (collectively, the “Confidential Information”).

(b) Seller hereby acknowledges and agrees that the protection of the Confidential Information of the Company is necessary to protect and preserve the value of the Company and the Business and Assets of the Company, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 5.5(c), Seller hereby covenants and agrees, for itself, their Representatives and Related Persons and its and their successors and permitted assigns, that, without the prior written consent of Buyer (which consent will be at the Buyer’s absolute discretion to give or withhold), Seller will not, nor will Seller cause or permit any of its Representatives or Related Persons to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.

(c) The provisions of Section 5.5(b) will not apply to any Confidential Information (i) that a the Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the Breach of this Agreement or any other agreement pursuant to which any Person (including Seller or any Representative or Related Person thereof) owes any duty of confidentiality to the other Party or previously owed any duty of confidentiality to Buyer; (ii) that is required to be disclosed pursuant to Legal Requirement or an Order, or (iii) that the Seller can reasonably determine is necessary to be disclosed to a Representative of Seller in order for Seller to perform its covenants and obligations, or to enforce its rights against Buyer, under this Agreement or any related agreement (and then only to the extent necessary to perform such covenants and obligations or to enforce such rights). If Seller (including any Representative or Related Person thereof) becomes compelled by a Legal Requirement or any order to disclose any Confidential Information, Seller will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller will be responsible for ensuring that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Confidential Information. Seller acknowledge its responsibility to ensure that its Representatives and agents who are given, or now have, access to the Confidential Information will comply with the terms of this Section 5.5. Seller shall be liable for any Breach of this Agreement caused by its Representatives and agents.

5.6 Injunctive Relief. The Parties acknowledge and agree that (a) each of the provisions of Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12 and 5.13 are reasonable and necessary to protect the legitimate business interests of the Parties and their Related Persons, (b) any violation of any such covenant contained in Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12 and 5.13 would result in irreparable injury to the Parties and their Related Persons, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the Parties and their Related Persons for such a violation. Accordingly, notwithstanding any other provision of this Agreement, if either Party, directly or indirectly, violates any of its covenants or obligations under Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12 and 5.13 then, in addition to any other remedy which may be available to the other Party or any Related Person thereof, at law or in equity, the Parties and their Related Persons will be entitled to injunctive relief against the other Party, without posting bond or other security, and without the necessity of proving actual or threatened injury or damage.

5.7 Employees. Buyer shall, in its sole and absolute discretion, determine those employees that the Company shall retain after Closing. Buyer shall be under no obligation to cause the Company to retain any such employees on any terms or conditions other than such terms or conditions determined by Buyer, or to continue employment benefits or compensation other than as determined in the sole discretion of Buyer. Any employment will be at base salary or wage rates determined in the sole and absolute discretion of Buyer. The provision of any other compensation or employee benefits, including, without limitation, bonuses, commissions, health benefits or compensation plans, will be at Buyer’s sole discretion, and Buyer shall not assume any Employee Benefit Plan, any benefit plan obligation, or acquire any benefit plan assets from Seller, the Company or any Related Person thereof.

5.8 Public Announcements. The Parties will keep the existence of this Agreement, the terms and conditions hereof and the Contemplated Transactions confidential, and the Parties will not, nor will they cause or permit any Related Person or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to: (1) Buyer if at Closing, if Buyer determines to issue a press release announcing the fact of the acquisition of the Company or (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (b) disclosure of such information is required pursuant to Legal Requirement (including the Securities Exchange Act of 1934, as amended, and the rules of any national stock exchange or automated dealer quotation system) or an Order, (c) disclosure of such information is reasonably necessary for the Parties to enforce their rights under this Agreement, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.8 or 5.5 or any other confidentiality or non-disclosure obligation owed to a Party by any Person (including the other Party). To the extent that any public announcement of this Agreement, any of the provisions hereof or the Contemplated Transactions is required of the Parties by Legal Requirement or Order, the Parties will cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement.

5.9 Use of Name. Seller hereby agrees that from and after the Closing Date that Seller and their Related Persons shall not, directly or indirectly, use the name “Wilson Waste”,” “Wilson Waste Systems”, or any derivation or variation thereof in any manner

5.10 Additional Covenants.

The Parties will do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration.

5.11 Intentionally Deleted

5.12 Seller Releases. Save and except for any rights of Seller under this Agreement, effective as of the Closing Date, Seller, for itself, and its Related Persons and each of their respective members, managers, officers, directors, employees, successors, assigns, agents and Representatives (collectively, the “Seller Releasing Parties”), hereby finally, unconditionally, irrevocably and absolutely fully releases, acquits, remises and forever discharges the Company and Buyer and any of their Related Persons, and their respective officers, dicrectors, member, managers, employees, parent companies, subsidiaries, predecessors, successors, assigns, agents and Representatives, from any and all actions, suits, debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and Liabilities (the “Seller Claims”) existing as of the Closing Date accruing to Seller and the Seller Releasing Parties in any capacity whatsoever, including but not limited to: (i) all of Seller’s and Seller Releasing Parties’ capacities with the Company; (ii) arising under or by virtue of the Organizational Documents or any Company Document; (iii) relating to or resulting from the negotiation, preparation, and consummation of this Agreement and the Contemplated Transactions; or (iv) the valuation of the Membership Interests or determination of the Purchase Price. Seller hereby finally, unconditionally, irrevocably and absolutely waives any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date with respect to such Seller Claims, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, that Seller and the Seller Releasing Parties may now have or that might subsequently accrue to any of them, including without limitation those against any current or former officer, director, manager, member, partner, employee, agent or Representative of the Company or any of its Related Persons or by reason of being a employee, member, manager, officer and/or director of the Company or its Related Persons. This Section 5.12 shall survive Closing and any termination or expiration of this Agreement.

5.13 Guaranty. Guarantor guarantees the duties and obligations of Seller pursuant to this Agreement, including without limitations the obligations of Seller pursuant to Sections 2.4 of this Agreement, in each case subject to the terms of the applicable Section of this Agreement (collectively, the provisions of this Section 5.13 are referred to as the “Guaranty”): Without limiting the forgoing:

(a) The Guarantor does hereby absolutely, unconditionally and irrevocably guarantee to Buyer and the Company the full payment by Seller of charges, fees, claims, costs, expenses, damages, Adverse Consequences, Seller Claims, Retained Liabilities, Current Litigation Matters, and all other amounts required to be paid by Seller under this Agreement. Guarantor’s obligations hereunder shall be primary and not secondary and are independent of the obligations of Seller. This Section 5.13 shall survive Closing and any termination or expiration of this Agreement.

(b) A separate action or actions may be brought and prosecuted against Guarantor, whether or not an action is first brought against Seller or whether Seller shall be joined in any such action or actions. At Buyer’s option, or any Company if applicable, Guarantor may be joined in any action or Proceeding commenced by Buyer, or any Company, against Seller in connection with and based upon any covenants and obligations of this Agreement, and Guarantor hereby waives any demand by Buyer, or the Company, and/or prior action by Buyer, or the Company, of any nature whatsoever against Seller. The Guarantor consents to forbearance, indulgences and extensions of time on the part of Buyer, or the Company, being afforded by Seller, and/or the waiver from time to time by Buyer, or the Company, of any right or remedy on its part as against Seller.

(c) This Guaranty shall remain and continue in full force and effect, notwithstanding (i) any alteration of this Agreement by Buyer and Seller, whether prior or subsequent to the execution thereof; and/or (ii) any renewal, extension, modification, amendment or assignment of this Agreement. The Guarantor does hereby waive notice of any of the foregoing and agrees that the liability of the Guarantor hereunder shall be based upon the obligations set forth in this Agreement as the same may be altered, renewed, extended, modified, amended or assigned. Guarantor further waives all notice of the acceptance of this Guaranty and notice of breach, default or nonperformance by Seller of its obligations under this Agreement. The Guarantor’s obligations hereunder shall remain fully binding although Buyer, or Company as applicable, may have waived one or more defaults by Seller, extended the time of performance by Seller, released, returned, or misapplied other collateral given later as additional security (including other guaranties) and released Seller from the performance of its obligations under this Agreement. This Guaranty shall remain in full force and effect notwithstanding the institution by or against Seller of bankruptcy, reorganization, readjustment, receivership or insolvency proceedings of any nature, or the disaffirmance of this Lease in any such proceedings or otherwise.

(d) Guarantor acknowledges that prior to signing this Agreement, Guarantor has read the Agreement, including this Section 5.13 and completely understands the terms of the Agreement and this Section 5.13. This Guaranty shall be applied to and binding upon the heirs, Representatives, successors and assigns of the Guarantor.

Section 6
CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Seller set forth in Sections 3 and 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. Without limiting generality of the forgoing, all of the Assets, including all Tangible Personal Property, shall be in the same condition, use, operation and repair as of the date of any inspection by Buyer of such Assets and Tangible Personal Property, normal wear and tear excepted;

(b) Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants in all respects through the Closing;

(c) The Company and/or Seller shall have procured all of the third-party consents specified in Schedule 3.1(d) and 4.3(b) [and 4.16(i)];

(d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Membership Interests and to control the Company, or (iv) affect adversely the right of the Company to own its Assets, including the Properties, and to operate their Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) There has not been made or threatened by any Person a claim asserting that such Person (i) is the holder of record or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Membership Interests or other interest of the Company, or any other voting, equity or ownership interest, in or to the Company, (ii) is entitled to all or any portion of the Purchase Price payable for the Membership Interests as contemplated by this Agreement or (iii) is entitled to acquire any of the Assets, including the Properties, of the Company;

(f) The Company shall have received, acquired and obtained the all nonappealable and unrestricted Governmental Authorizations, Consents, Permits, Approvals, licenses, and other permits and approvals, and all pending applications therefor or renewals thereof, required or necessary for the ownership, construction, development and operation of Business by the Company and Buyer, including any required special use or conditional use permits, local approval that the operation of the Business is consistent with the local solid waste management plan, if any, and all permits issued by the State of Missouri, and Truesdale, Missouri, for the ownership, operation, development and construction of the Business, such Consents, licenses, Governmental Authorizations, permits and approvals to be in accordance with all Legal Requirements and satisfactory to Buyer in its sole discretion, with respect to airspace requirements, operating conditions, and any other restrictions or requirements;

(g) Seller shall have caused the Company to terminate, without Liability to the Company or Buyer, all Excluded Contracts, or assign all Excluded Contracts to Seller or any third party; and

(h) On or before the Closing, Seller shall file for and obtain in the name of the applicable Company all the necessary Governmental Authorizations from any Governmental Body (collectively the “Approvals”) having jurisdiction over the Business, in order for the Permits to be issued to the Company. Seller covenants to use good faith and due diligence to actively pursue the Approvals. Seller shall execute any additional agent authorization documentation and any other document, instrument or certificate specifically required by any Governmental Body to permit the Company to obtain the Permits and Approvals;

(i) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(h) is satisfied in all respects;

(j) Seller shall have delivered to Buyer a Closing Statement and accompanying loan payoff statements showing any and all Retained Liabilities of the Company which such Retained Liabilities shall be paid and satisfied at or before Closing in accordance with Section 2.4 (the “Closing Statement”), and shall have delivered to Buyer the list of all current Accounts Receivables as contemplated by Section 4.11(c);

(k) Buyer shall have received the resignations, effective as of the Closing, of each officer, director, employee, independent contractor, manager or member of the Company other than those whom Buyer shall have specified in writing on or prior to Closing, Buyer shall have received from each such employee, independent contractor, officer, directors, manager or member a release of the Company and Buyer in the form substantially the same as the release provided by the Seller in Section 5.12;

(l) Seller and Guarantor shall have executed and delivered to Buyer a non-competition, non-solicitation, and confidentiality agreement substantially in the form attached hereto as Schedule 6.1(l) (the “Restrictive Covenants Agreement”);

(m) Intentionally deleted.

(n) Seller shall have delivered to Buyer (i) a copy of the articles of organization of the Company certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of organization of the Company, (ii) a certificate of good standing for the Company issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of organization of the Company and of each jurisdiction in which the Company is qualified to do business, (iii) the minute books and all corporate records of the Company and (iv) all other Organizational Documents;

(o) Seller shall have delivered to Buyer a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the articles of organization or other Organizational Documents of the Company since Effective Date; and (ii) any resolutions of the members of the Company relating to this Agreement and the Contemplated Transactions;

(p) Buyer shall have employed Keith Wilson;

(q) Buyer shall employed Jeremy Stanek;

(r) Intentionally Deleted

(s) all actions to be taken by Seller in connection with Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transaction shall be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties of Buyer set forth in Section 3.2 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

(e) Buyer shall have executed and delivered the Restrictive Covenants Agreement;

(f) all actions to be taken by Buyer in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6.2 if Seller execute a writing so stating at or prior to the Closing.

Section 7
INDEMNIFICATION

7.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

7.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer (i) in this Agreement, (ii) the Schedules, (iii) the certificates delivered pursuant to this Agreement, or (iv) any other document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant, obligation or agreement of Buyer in this Agreement or in any related agreement;

(c) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions; or

(d) any Liability of the Company based on facts, events or circumstances occurring after the Closing Date, or arising out of or in connection with the ownership and operation of the Company and the Assets and Business following the Closing, or facts and circumstances relating specifically to the Company and the Business arising after the Closing.

7.3 Indemnification by Seller.

(a) Seller hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with:

(i) any Breach of any representation or warranty made by Seller in (A) this Agreement, (B) the Schedules, (C) the certificates delivered pursuant to this Agreement, (D) any transfer instrument or (E) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(ii) any Breach of any covenant, obligation or agreement of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(iii) any Liability of the Company based on facts, events or circumstances occurring before the Closing Date, or arising out of or in connection with the ownership and operation of the Company and the Assets and Business prior to the Closing, or facts and circumstances relating specifically to the Company and the Business existing at or prior to the Closing, respectively, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date;

(iv) all Current Seller Liabilities and any Liability or Indebtedness of the Company not reflected on Schedule 2.4 or the Closing Statement;

(v) all Retained Liabilities;

(vi) all Current Litigation Matters;

(vii) any Liability of the Company to Seller or any Related Person of Seller;

(viii) any Liability of the Company resulting from, caused by, or arising in connection with the termination or assignment of any Excluded Contract; and,

(ix) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Agreement or any of the Contemplated Transactions.

(b) In addition to its indemnification obligations under Section 7.3(a), Seller hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless the Buyer Indemnified Persons for, from and against any Adverse Consequences (including costs of cleanup, containment or other Remedial Action) arising out of acts or neglect occurring or conditions existing at or before Closing from or in connection with:

(i) any Environmental, Health and Safety Liabilities arising out of or relating to (A) the conduct of any activity by Seller, the Company, or their Related Persons, or any employee, contractor, agent or Representative thereof, or relating to the Business and Assets, including the Properties, of the Company; (B) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets, including the Properties, or the Business of the Company, or (C) any Hazardous Materials or other contaminants that were present on the Properties or Assets at any time on or prior to the Closing Date; or

(ii) any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Asset, including the Properties, in any way arising from or allegedly arising from (A) any Hazardous Activity conducted by Seller, the Company or their Related Persons or any employee, contractor, agent or Representative thereof, or any other Person, with respect to the Business or the Assets, including the Properties; or (B) from any Hazardous Material that was (1) present or suspected to be present on or before the Closing Date on or at the Properties (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Property and was present or suspected to be present on any Property, on or prior to the Closing Date) or (2) Released or allegedly Released by Seller, the Company or their Related Persons, or any Person, on or at any of the Properties or Assets at any time on or prior to the Closing Date.

7.4 Time Limitations.

(a) For purposes of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7 during the applicable period of time (the “Buyer Claims Period”) specified as follows:

(i) with respect to any claim arising out of (A) the Breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement or instrument executed and delivered by any such Seller pursuant hereto relating to (1) Seller’s authority or ability to enter into this Agreement, any related agreement and to consummate the Contemplated Transactions, (2) Seller’s title to the Membership Interests of the Company being sold by it pursuant hereto and its ability to transfer the same to Buyer free and clear of all Liens, (3) the Company’s title to the Assets and Properties owned by the Company free and clear of all Liens, or (4) any Tax-related matter, (B) fraud, willful misrepresentation or willful misconduct, (C) any Current Seller Liability or Retained Liability, (D) any Liability for any Current Litigation Matter or any Liability that is not included on Schedule 2.4 or the Closing Statement, or (E) any indemnification clam made under Section 7.3(b) or pursuant to a Breach by Seller of the representations and warranties set forth in Section 4.25, the Buyer Claims Period will commence on the date of this Agreement and continue indefinitely; and

(ii) with respect to any other indemnification claim made under Section 7.3 the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is two (2) years after the Closing Date;

provided, however, that with respect to any such indemnification claim regarding the Breach by Seller of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding.

(b) For purposes of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Seller Claims Period”) commencing on the date of this Agreement and continuing until the date that is two (2)years after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding.

Notwithstanding anything to the contrary in this Section 7.4, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

7.5 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.

7.6 Third-Party Claims.

(a) No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 or 2.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege

7.7 Escrow. In order to provide a ready fund for the payment to Purchaser of amount(s) due from Seller pursuant to this Section 7, the parties hereto hereby agree that Four Hundred Thousand Dollars ($400,000.00) of the Purchase Price described in Section 2.2(i) (the ”Seller Indemnification Escrow Amount”) shall be placed in escrow at Closing with a national or state bank with trust powers to be mutually agreed upon by Buyer and the Seller prior to Closing (the “Escrow Agent”), which escrow shall be held for a one year period subject to the terms and conditions substantially in the form of the escrow agreement attached hereto and made a part hereof as Exhibit 7.7 (the “Escrow Agreement”). Following the expiration of the nine month period, the Seller Indemnification Escrow Amount shall be automatically released to the Seller. The Escrow Agreement shall specifically provide that Post Closing Ordinary Trade Debt of the Company and Business,, if not paid by Seller as set forth in Sectini 2.4 shall be paid from the Seller Indemnification Escrow Amount.

7.8 Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Agreement and the Contemplated Transactions.

Section 8
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

8.1 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Related Person of Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (a) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (b) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Seller shall reimburse Buyer for any Taxes of the Company which are the responsibility of Seller or the Company pursuant to this Section 8.1 within fifteen (15) business days after payment of such Taxes by Buyer or the applicable Company. Buyer shall indemnify Seller and hold it harmless from and against any loss, claim, liability, expense or other damage attributable to Buyer’s failure to timely file complete and accurate Tax Returns pursuant to Section 8.3.

8.2 Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the applicable Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the applicable Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3 Responsibility for Filing Tax Returns. Seller shall prepare or cause to be prepared at Seller’s cost and file or cause to be filed the income Tax Returns related to the Pre-Closing Period, but shall provide a copy of such return to Buyer at least ten (10) days prior to the filing deadline and give Buyer an opportunity to provide comments with respect to such Tax Returns. Buyer shall prepare or caused to be prepared at Buyer's cost and file or caused to be filed all other Tax Returns for the Company which are filed after the Closing Date.

8.4 Cooperation on Tax Matters.

(a) Buyer and its Related Persons and Seller and its Related Persons shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer (and Buyer shall cause the Company), and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller and Buyer shall cause the Company to, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

8.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability or right to any benefit thereunder with respect to any period.

8.6 Certain Taxes and Fees. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at Seller’s own expense file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Related Persons to, join in the execution of any such Tax Returns and other documentation. To the extent that any such taxes, costs or fees arise out of Buyer’s unilateral action following Closing, Buyer shall be responsible for the same.

8.7 Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Pre-Closing Tax Periods shall be for the account of the Seller, and, so long as no default or deficiency is then due from Seller to Buyer under Section 7 and Section 8, Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

8.8 Transaction Related Taxes. All local, state and federal taxes due or becoming due as a result of the transactions contemplated hereby shall be paid by Seller.

Section 9
MISCELLANEOUS

9.1 Expenses. Each of Buyer and Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transaction, and Seller shall also bear the costs and expenses of the Company (including all of their legal fees and expenses) in connection with this Agreement and the Contemplated Transactions. Seller shall also bear the costs and expenses incurred solely in connection with the transfer of the Membership Interests to Buyer, if any. Seller shall be responsible for all federal and state income or similar taxes imposed on Seller as a result of the Contemplated Transaction hereby.

9.2 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (iv) hereof, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the Business Day following being so sent:

(a) To Buyer:

Meridian Waste Missouri, LLC

One Glenlake Parkway, NE

Suite 900

Atlanta, Georgia 30328

Attn: Jeffrey Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Buyer) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(b) To Seller:

Keith A. Wilson, as Trustee of the Keith A. Wilson

Living Trust dated January 31, 2008

4495 Wilson Road

Defiance, Missouri 63341

Attention: Keith A. Wilson

Email: kww_wilsonwastesystems@hotmail.com

Phone: (314) 393-2015

with a copy (which will not constitute valid delivery to Seller) to:

Law Office of John T. Shaw

101 E. Booneslick Road

Jonesburg, MO 53341

Attention: John T. Shaw, Esq.

Email: shaw.johnt@gmail.com

Phone: (636) 488-0505

(c) To Guarantor:

Keith A. Wilson

4495 Wilson Road

Defiance, Missouri 63341

Email: kw_wilsonwastesystems@hotmail.com

Phone: (314) 393-2015

with a copy (which will not constitute valid delivery to Seller) to:

Law Office of John T. Shaw

101 E. Booneslick Road

Jonesburg, MO 53341

Attention: John T. Shaw, Esq.

Email: shaw.johnt@gmail.com

Phone: (636) 488-0505

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

9.3 Waiver; Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.4 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

9.5 Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of each other Party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by, any Related Person without the consent of Seller or assigned as collateral to any of Purchaser’s financing sources, provided that no such assignment to financing sources shall relieve Buyer of its obligations hereunder or alter or change any obligation of any other party hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties, including the Guarantor. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.5. Notwithstanding anything to the contrary in this Section 9.5 or otherwise, Buyer shall at all times have all rights and remedies granted to Buyer pursuant to Section 5.13 and the Guarantor shall at all times be bound by the provisions of Section 5.13.

9.6 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Legal Requirement, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose, intent and commercial effect of such provision and of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

9.7 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (eastern time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

9.8 Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.

9.9 Dispute Resolution; WAIVER OF JURY TRIAL.

(a) Any dispute or difference between or among any of the Parties arising out of or in connection with this Agreement or the Contemplated Transactions, including without limitation any dispute for indemnification under Section 2.4, Section 7 or 8, which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under Two Hundred Thousand and 00/100 Dollars ($200,000.00) and otherwise before a panel of three (3) arbitrators, which arbitration shall be governed by and enforceable under the Federal Arbitration Act, as supplemented or modified by the provisions of this Section 9.9. The arbitrator(s) will consider the dispute at issue in or within 100 miles of St. Charles, Missouri, within one hundred twenty (120) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator. The arbitrator(s) will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the arbitrating Parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including, without limitation, damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the arbitrating Parties; provided, however, that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14. Any Party to an arbitration proceeding may enforce any award rendered pursuant to the arbitration provisions of this Section 9.9 by bringing suit in any court of competent jurisdiction. All costs and expenses attributable to the arbitrator(s) will be allocated between the Parties to the arbitration in such manner as the arbitrator(s) determine to be appropriate under the circumstances. Any Party may file a copy of this Section 9.9 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 9.9.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

9.10 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.

9.11 Enforcement of Agreemente. Seller acknowledges and agrees that Buyer would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that Buyer shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which Buyer may be entitled, at law or in equity. In particular, Seller acknowledge that the Business of the Company are unique and recognize and affirm that in the event Seller Breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief. Notwithstanding the foregoing, the parties hereto and their former, current and future Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns, shall not have any rights or claims against, and agree not to commence (and if commenced agree to dismiss or otherwise terminate) any action or proceeding, whether at law or in equity, in contract, in tort or otherwise, against any debt financing source in connection with this Agreement, the transactions contemplated hereby and neither the Seller, the Company nor any of their former, current or future related parties shall be entitled to seek specific performance of any rights of the Buyer or any Affiliate thereof to cause the loans under the any financing agreement to be funded.

(See following page for execution signatures)

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interests Purchase Agreement as of the Effective Date, intending to be legally bound.

“BUYER” or “PURCHASER”

MERIDIAN WASTE MISSOURI, LLC a Missouri limited liability company

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman, Manager

“SELLER”

/s/ Keith A. Wilson
Keith A. Wilson, as Trustee of the Keith A. Wilson Living Trust dated January 31, 2008

“GUARANTOR”

/s/ Keith A. Wilson
Keith A. Wilson, individually

SCHEDULE 1.1
DEFINED TERMS

“Accounts Receivable” means (i) all trade and other accounts receivable and other rights to payment from past or present customers of the Company, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Business, and (ii) any claim, remedy or other right related to any of the foregoing.

“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface.

“Approvals” has the meaning set forth in Section 6.1(h).

“Assets” has the meaning set forth in Section 4.7.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, Company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” has the meaning set forth in the Background Facts.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in Missouri are permitted or required by Legal Requirement to be closed.

“Buyer” has the meaning set forth in the preface.

“Buyer Claims Period” has the meaning set forth in Section 7.4(a).

“Buyer Indemnified Persons” has the meaning set forth in Section 7.3.

“CERCLA” has the meaning set forth in Section 4.25.

“Closing” and “Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 6.1(j).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Background Facts.

“Company Contracts” has the meaning set forth in Section 4.18(a).

“Company Documents” has the meaning set forth in Section 5.1.

“Confidential Information” has the meaning set forth in Section 5.5(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Current Litigation Matters” has the meaning set forth in Section 4.20.

“Current Seller Liabilities” or “Current Seller Liability” has the meaning set forth in Section 2.4(a).

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 4.

“Effective Date” has the meaning set forth in the preface.

“Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Company or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by the Company or any ERISA Affiliate, or with respect to which any Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any and all costs, damages, Adverse Consequences, expenses, Liabilities and/or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, and/or occupational safety and health regulation of any chemical substance or product), (ii) any fine, penalty, judgment, award, settlement, Proceeding, damages, Adverse Consequence, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law, (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, and/or (iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of this definition, the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to (i) advising appropriate Governmental Bodies, employees or the public of any intended Release, actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment, (iii) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting resources, species or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of pollutants, Hazardous Materials or other potentially harmful substances, (vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention, (viii) making responsible Persons pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (ix) governing or regulating any Hazardous Activities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with any Company for purposes of Code Section 414.

“Excluded Contracts” has the meaning set forth in Section 5.2.

“Financial Statements” has the meaning set forth in Section 4.11(a)(i).

“GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

“Governmental Authorization” means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.

“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, (v) Indian tribal authority, (vi) multinational organization or body, or (vii) official of any of the foregoing.

“Guarantor” has the meaning set forth in Section 5.13.

“Guaranty” has the meaning set forth in Section 5.13.

“Hazardous Activity” means, with respect to any Person (including any Party or the Company or their Related Persons), the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Property or other facility or real property owned, leased, operated or otherwise used by such Person or any of its contractors in connection with the conduct of the business of such Person, or from any other asset of such Person, into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property, whether on or off the aforementioned Properties, facilities or other real property, beyond what is authorized by any Environmental Law relating to the business of such Person.

“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.

“Indebtedness” means (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to any Company is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which any Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by any Company (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which any Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any Company assures a creditor against loss, (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Assets of any Company, (i) any unsatisfied obligation for “withdrawal liability” to a “Multiemployer Plan” as such terms are defined under ERISA, (j) the deficit or negative balance, if any, in any Company’s checking account and (k) any credit card debt.

“Indemnified Person” has the meaning set forth in Section 7.6(a).

“Indemnifying Person” has the meaning set forth in Section 7.6(a).

“Insolvent” means being unable to pay debts as they mature, or as obligations become due and payable.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

“IRS” means the United States Internal Revenue Services and, to the extent relevant, the United States Department of the Treasury.

“Inspection Period” has the meaning set forth in Section 5.2.

“Insurance Policies” or “Insurance Policy” has the meaning set forth in Section 4.28.

“Intangible Personal Property” means all intangible property used or held for use by any Company, of whatever type or description, including (a) the business as a going concern (b) goodwill of any Company (c) all files, records and correspondence (d) telephone numbers, telecopy numbers (e) all rights in Internet web sites and Internet domain names presently used by Seller or the Company, and links; (f) all registered and unregistered copyrights in both published works and unpublished works, (g) the names “Wilson Waste Systems” and “Wilson Waste” and all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, and (h) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (f) all right, title and interest in and to all Company Documents, Company Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of the Company.

“Intellectual Property Assets” has the meaning set forth in Section 4.27.

“Knowledge” means when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the business of such Party, or in the case of Seller, the ownership and operation of the Company, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.

“Lien” means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with the Income Tax Basis of Accounting.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business, Assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole, including the ability for the Company to own, construct, operate and develop the Assets and the Business in Buyer’s sole discretion, the transfer or issuance to any Company, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement, or on the ability of Seller consummate timely the Contemplated Transactions (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the Business of the Company and the industry in which the Company competes and (b) public or industry knowledge of the Contemplated Transactions.

“Membership Interests” has the meaning set froth in Section 2.1.

“Most Recent Financial Statements” has the meaning set forth in Section 4.11(a)(i).

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.11(a)(i).

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.11(a)(i).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement and (iv) any amendment to any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preface.

“Permits” has the meaning set forth in Section 4.12(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity Governmental Body (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.1.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.

“Property” or “Properties” means cerstain real property located at 1730 Daniel Boone Industrial Parkway, Truesdale, Missouri 63380.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property Laws” has the meaning set forth in Section 4.16(c).

“Real Property Lease” means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.

“Related Person” means:

(i) with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) with respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; and (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

(iii) For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring the Properties and the operations conducted (or to be conducted) thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restrictive Covenants Agreement” has the meaning set forth in Section 6.1(l).

“Retained Liabilities” has the meaning set forth in Section 2.4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meanings set forth in the preface.

“Seller Claims” has the meaning set forth in Section 5.12

“Seller Claims Period” has the meanings set forth in Section 7.4(b).

“Seller Indemnified Persons” has the meaning set forth in Section 7.2.

“Seller Releasing Parties” has the meaning set forth in Section 5.12.

“Straddle Period” has the meaning set forth in Section 8.2.

“SWDA” has the meaning set forth in Section 4.25(a).

“Tangible Personal Property” means all tangible personal property used or useful in the Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by the Company (wherever located and whether or not carried on the books of the Company or Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim” means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Agreement, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transfer Station” has the meaning set forth in the Background Facts.

“Transfer Station Property” has the meaning set forth in the Background Facts.

“WARN Act” has the meaning set forth in Section 4.21.

“Wiring Instructions” has the meaning set forth in Section 2.2(i).